Exhibit 99.1

Universal Logistics Holdings Reports First Quarter 2025 Financial Results; Declares Dividend

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First Quarter 2025 Operating Revenues: $382.4 million, down 22.3%
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First Quarter 2025 Operating Income: $15.7 million, down $59.4 million
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First Quarter 2025 Earnings Per Share: $0.23 per share, down $1.76 per share
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Declares Quarterly Dividend: $0.105 per share

Warren, MI – April 24, 2025 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported consolidated first quarter 2025 net income of $6.0 million, or $0.23 per basic and diluted share, on total operating revenues of $382.4 million. This compares to net income of $52.5 million, or $1.99 per basic and diluted share, during first quarter 2024 on total operating revenues of $491.9 million.

In the first quarter 2025, Universal’s operating income decreased $59.4 million to $15.7 million, compared to $75.1 million in the first quarter one year earlier. As a percentage of operating revenue, operating margin for the first quarter 2025 was 4.1%, compared to 15.3% during the same period last year. EBITDA, a non-GAAP measure, decreased $45.2 million during the first quarter 2025 to $51.7 million, compared to $96.9 million one year earlier. As a percentage of operating revenue, EBITDA margin for the first quarter 2025 was 13.5%, compared to 19.7% during the same period last year.

“Our performance in the first quarter reflects the sluggish start to 2025,” stated Universal’s CEO Tim Phillips. “While we gained positive momentum as the quarter progressed, the early softness posed a significant headwind to our overall performance for the entire period. Lower auto production, combined with sustained weakness in the freight market, resulted in top-line revenues falling short of our expectations and contributed to a compression in our operating margin. Nonetheless, we remain confident in the strength and resilience of Universal’s business model. We are taking actions to improve the results of underperforming operations and remain highly focused on strategic customer acquisition to support our objective of driving profitable growth.”

Segment Information:

Contract Logistics

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First Quarter 2025 Operating Revenues: $255.9 million, 18.4% decrease
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First Quarter 2025 Operating Income: $23.9 million, 9.3% operating margin

In the contract logistics segment, which includes our value-added and dedicated services, first quarter 2025 operating revenues decreased 18.4% to $255.9 million, compared to $313.5 million for the same period last year. Operating revenues in the first quarter 2025 included $56.4 million from the recent acquisition of Parsec. First quarter 2024 revenues included $95.3 million attributable to our specialty development project in Stanton, TN, which was completed last year. At the end of the first quarter 2025, we managed 87 value-added programs, including 20 rail terminal operations compared to a total of 71 programs at the end of the first quarter 2024. Included in contract logistics segment revenues were $8.6 million in separately identified fuel surcharges from dedicated transportation services, during each of the first quarters in 2024 and 2025. First quarter 2025 income from operations decreased $57.6 million to $23.9 million, compared to $81.5 million during the same period last year. The decrease is primarily attributable to the elevated operating margins earned on the now-complete development project last year. As a percentage of revenue, operating margin in the contract logistics segment for the first quarter 2025 was 9.3%, compared to 26.0% during the same period last year.

Intermodal

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First Quarter 2025 Operating Revenues: $70.7 million, 9.8% decrease
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First Quarter 2025 Operating (Loss): $(10.7) million, (15.1)% operating margin

Operating revenues in the intermodal segment decreased 9.8% to $70.7 million in the first quarter 2025, compared to $78.4 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $8.2 million in separately identified fuel surcharges, compared to $10.7 million during the same period last year. Intermodal segment revenues also include other accessorial charges such as detention, demurrage and storage, which totaled $8.8 million during the first quarter 2025, compared to $8.5 million one year earlier. Load volumes declined 3.4%, and the average operating revenue per load, excluding fuel surcharges, fell by an additional 8.7% on a year-over-year basis. In the first quarter 2025, the intermodal segment experienced an operating loss of $(10.7) million, including $1.0 million in charges related to employment related matters, compared to an operating loss of $(8.3) million one year earlier. As a percentage of revenue, operating margin in the intermodal segment for the first quarter 2025 was (15.1)%, compared to (10.6)% one year earlier.

Trucking

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First Quarter 2025 Operating Revenues: $55.6 million, 20.2% decrease
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First Quarter 2025 Operating Income: $2.2 million, 3.9% operating margin

In the trucking segment, first quarter 2025 operating revenues decreased 20.2% to $55.6 million, compared to $69.7 million for the same period last year. First quarter 2025 trucking segment revenues included $18.0 million of brokerage services, compared to $28.6 million during the same period last year. Also included in our trucking segment revenues were $3.5 million in separately identified fuel surcharges during the first quarter 2025, compared to $5.4 million in fuel surcharges during the same period last year. On a year-over-year basis, load volumes declined 31.3% while the average operating revenue per load, excluding fuel surcharges, increased 24.3%. Income from operations in the first quarter 2025 decreased to $2.2 million compared to $3.7 million during the same period last year. As a percentage of revenue, operating margin in the trucking segment for the first quarter 2025 was 3.9% compared to 5.3% during the same period last year.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock. The dividend is payable to shareholders of record at the close of business on June 2, 2025 and is expected to be paid on July 1, 2025.

Other Matters

As of March 29, 2025, Universal held cash and cash equivalents totaling $20.6 million, and $12.0 million in marketable securities. Outstanding debt at the end of the first quarter 2025 was $740.0 million and capital expenditures totaled $52.6 million.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 a.m. Eastern Time
Date:	Friday, April 25, 2025
Call Toll Free:	(800) 836-8184
International Dial-in:	+1 (646) 357-8785

A replay of the conference call will be available through May 2, 2025, by calling (888) 660-6345 (toll free) or +1 (646) 517-4150 (toll) and using encore replay code 14174#. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. (“Universal”) is a holding company whose subsidiaries provide a variety of customized transportation and logistics solutions throughout the United States and in Mexico, Canada and Colombia. Our operating subsidiaries provide our customers with supply chain solutions that can be scaled to meet their changing demands. We offer our customers a broad array of services across their entire supply chain, including value-added, dedicated, intermodal and trucking services. In this press release, the terms “us,” “we,” “our,” or the “Company” refer to Universal and its consolidated subsidiaries.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in Universal’s reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	March 29,	March 30,
	2025	2024
Operating revenues:
Truckload services	$37,778	$42,030
Brokerage services	20,265	59,614
Intermodal services	68,455	76,715
Dedicated services	85,007	88,316
Value-added services	170,885	225,232
Total operating revenues	382,390	491,907

Operating expenses:
Purchased transportation and equipment rent	79,743	124,633
Direct personnel and related benefits	164,501	140,805
Operating supplies and expenses	51,328	92,824
Commission expense	4,255	6,610
Occupancy expense	11,253	10,568
General and administrative	13,177	13,507
Insurance and claims	6,965	7,167
Depreciation and amortization	35,488	20,701
Total operating expenses	366,710	416,815
Income from operations	15,680	75,092
Interest expense, net	(8,224)	(6,079)
Other non-operating income	578	1,104
Income before income taxes	8,034	70,117
Provision for income taxes	2,020	17,660
Net income	$6,014	$52,457

Earnings per common share:
Basic	$0.23	$1.99
Diluted	$0.23	$1.99

Weighted average number of common shares outstanding:
Basic	26,320	26,307
Diluted	26,346	26,328

Dividends declared per common share:	$0.105	$0.105

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 29, 2025	December 31, 2024
Assets
Cash and cash equivalents	$20,602	$19,351
Marketable securities	11,989	11,590
Accounts receivable - net	259,188	293,646
Other current assets	97,314	85,226
Total current assets	389,093	409,813
Property and equipment - net	763,849	742,366
Other long-term assets - net	647,263	634,658
Total assets	$1,800,205	$1,786,837

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$237,265	$215,756
Debt - net	736,734	759,085
Other long-term liabilities	179,804	164,973
Total liabilities	1,153,803	1,139,814
Total shareholders' equity	646,402	647,023
Total liabilities and shareholders' equity	$1,800,205	$1,786,837

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	March 29,	March 30,
	2025	2024
Contract Logistics Segment:
Average number of value-added direct employees	7,250	5,480
Average number of value-added full-time equivalents	37	199
Number of active value-added programs	87	71

Intermodal Segment:
Number of loads (a)	101,470	105,037
Average operating revenue per load, excluding fuel surcharges (a)	$517	$566
Average number of tractors	1,401	1,687
Number of depots	8	8

Trucking Segment:
Number of loads	28,622	41,691
Average operating revenue per load, excluding fuel surcharges	$1,874	$1,508
Average length of haul	393	401
Average number of tractors	633	815

(a) Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our intermodal segment and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended
	March 29,	March 30,
	2025	2024
Operating Revenues by Segment:
Contract logistics	$255,892	$313,548
Intermodal	70,697	78,363
Trucking	55,582	69,655
Other	219	30,341
Total	$382,390	$491,907

Income from Operations by Segment:
Contract logistics	$23,859	$81,466
Intermodal	(10,709)	(8,292)
Trucking	2,190	3,669
Other	340	(1,751)
Total	$15,680	$75,092

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended
	March 29,	March 30,
	2025	2024
	( in thousands)
EBITDA
Net income	$6,014	$52,457
Income tax expense	2,020	17,660
Interest expense, net	8,224	6,079
Depreciation	29,989	15,902
Amortization	5,499	4,799
EBITDA	$51,746	$96,897

EBITDA margin (a)	13.5%	19.7%

(a) EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

• EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

• EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

• EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.